Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-255348) on Form S-8 of Sollensys Corp of our report dated March 30, 2022, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Sollensys Corp. for the year ended December 31, 2021.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

March 30, 2022